Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	R. Scott Jones	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS

EPS OF $0.12 VS. $0.06 ON 25% INCREASE IN SALES
FOR QUARTER ENDED JULY 31, 2007

LITTLE FALLS, New Jersey (October 9, 2007) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported income from continuing operations of $1,899,000, or $0.12 per diluted share, on a 25% increase in sales to $62,513,000 for the fourth quarter ended July 31, 2007, inclusive of approximately $0.02 in expenses related to recent acquisitions and executive transition, as well as $0.03 of  stock-based compensation.  This compares with income from continuing operations of $922,000, or $0.06 per diluted share, on sales of $50,140,000 for the fourth quarter ended July 31, 2006, including $0.01 of stock-based compensation expense.

For the fiscal year ended July 31, 2007, the Company reported income from continuing operations of $8,104,000, or $0.50 per diluted share, on a 14% increase in sales to $219,044,000, inclusive of expenses of $0.03 related to recent acquisitions and executive transition, as well as $0.06 of stock-based compensation. This compares with income from continuing operations of $6,653,000, or $0.41 per diluted share, on sales of $192,179,000 for the fiscal year ended July 31, 2006, including $0.05 of stock-based compensation expense.

According to R. Scott Jones, Cantel’s President & CEO, “We are pleased with our core growth of 15% in the fourth quarter and 10% for fiscal year 2007, as compared with the same periods in 2006. During the past year, we have made substantial investments in the Company which have begun to pay-off in terms of recent top-line growth, particularly in the Water Purification and Endoscope Reprocessing segments. We are focusing our efforts on realizing improvements in profitability related to these investments over the next couple of years.” Jones continued, “Our strategy is focused on enhancing our six existing segments by adding proprietary product offerings, both through acquisitions and internal development, and by expanding our direct sales and service channels through which to best address the needs of our customer base.”

In line with its strategy to make synergistic acquisitions and add to existing growth platforms, the Company completed two acquisitions (GE Water & Process Technologies’ dialysis water business and Twist 2 It Inc.) during the fiscal year and three acquisitions (Dialysis Services, Inc., Verimetrix, LLC and Strong Dental Products, Inc.) during the past three months. These transactions have added several important proprietary branded products to its water purification and filtration, endoscope reprocessing and healthcare disposables (previously referred to as dental) product lines.

The Company further reported that its balance sheet at July 31, 2007 included current assets of $76,731,000, including cash of $15,860,000, a current ratio of 2.1:1, a ratio of funded debt to equity of .37:1, debt of $57,000,000 and stockholders’ equity of $155,070,000.

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the fourth quarter ended July 31, 2007 on Tuesday, October 9, 2007 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Tuesday, October 9 at 2:00 PM through midnight on October 10, by dialing 1-877-660-6853 and using passcode #286 and conference ID #257825. The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/IC/CEPage.asp?ID=121882.  A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended July 31,		Year Ended July 31,
	2007	2006	2007	2006
Net sales:
Product sales	$55,090	$45,232	$194,767	$175,353
Product service	7,423	4,908	24,277	16,826
Total net sales	62,513	50,140	219,044	192,179

Cost of sales:
Product sales	35,559	28,898	120,412	110,417
Product service	5,841	3,871	19,620	12,546
Total cost of sales	41,400	32,769	140,032	122,963

Gross profit	21,113	17,371	79,012	69,216

Expenses:
Selling	6,421	5,443	23,818	18,530
General and administrative	9,381	7,797	33,507	30,225
Research and development	1,285	1,306	4,848	5,117
Total operating expenses	17,087	14,546	62,173	53,872

Income from continuing operations before interest and income taxes	4,026	2,825	16,839	15,344

Interest expense	1,127	956	3,508	4,232
Interest income	(165)	(251)	(771)	(839)

Income from continuing operations before income taxes	3,064	2,120	14,102	11,951

Income taxes	1,165	1,198	5,998	5,298

Income from continuing operations	1,899	922	8,104	6,653

Income from discontinued operations, net of tax	61	3,276	342	10,268

Gain on disposal of discontinued operations, net of tax	—	7,241	—	6,776

Net income	$1,960	$11,439	$8,446	$23,697

Earnings per common share - diluted
Continuing operations	$0.12	$0.06	$0.50	$0.41
Discontinued operations	—	0.20	0.02	0.63
Gain on disposal of discontinued operations	—	0.45	—	0.42
Net income	$0.12	$0.71	$0.52	$1.46

Weighted average shares - diluted	16,337	16,088	16,153	16,276

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31,	July 31,
	2007	2006
Assets
Current assets	$76,731	$82,448
Property and equipment, net	38,577	38,104
Intangible assets	44,615	43,219
Goodwill	102,073	72,571
Other assets	1,675	1,885
	$263,671	$238,227

Liabilities and stockholders’ equity
Current portion of long-term debt	$6,000	$4,000
Other current liabilities	29,971	35,097
Long-term debt	51,000	34,000
Other long-term liabilities	21,630	24,325
Stockholders’ equity	155,070	140,805
	$263,671	$238,227